Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

media@taylormorrison.com

Taylor Morrison’s EVP, Chief Legal Officer and Secretary Darrell Sherman to Retire After 16 Years of Service

Todd Merrill, VP and General Counsel of Operations, to succeed effective June 1, 2025

SCOTTSDALE, Ariz., March 14, 2025 – America’s Most Trusted® Home Builder, Taylor Morrison Home Corporation (NYSE: TMHC) (“Taylor Morrison”), announced today that Darrell Sherman, EVP, Chief Legal Officer and Secretary, will retire from Taylor Morrison effective May 31, 2025, after serving in the role for nearly 16 years. Mr. Sherman has been called to serve as a mission president by the First Presidency of the Church of Jesus Christ of Latter-day Saints. His service to the church will be full-time and commence in June 2025.

“Darrell has been a trusted advisor, providing remarkable legal oversight and guidance during his long tenure at Taylor Morrison,” said Sheryl Palmer, Taylor Morrison’s Chairman and CEO. “He has been instrumental in raising the bar in corporate governance and supporting finance, land acquisition, risk management, M&A and the strategic growth of the company. We congratulate him and wish him every success in his new assignment and service in his church.”

Mr. Sherman will be succeeded as EVP, Chief Legal Officer and Secretary by Todd Merrill effective June 1, 2025. Mr. Merrill is currently serving as VP and General Counsel of Operations at Taylor Morrison and has been a member of the legal team in various capacities since August 2004. Prior to joining the homebuilding industry, Mr. Merrill was a real estate partner at the Bush Ross, P.A. law firm in Tampa, Florida. He holds a bachelor’s degree in business administration from Stetson University and a Juris Doctor degree from the Florida State University College of Law, where he was a part of the university’s Law Review and Order of the Coif. He is also a member of the State Bar of Florida.

“Todd has been a key member of the legal team at Taylor Morrison for over 20 years and is well prepared to assume this new position,” added Ms. Palmer. “As we look to this next chapter, and the significant milestones ahead, I am confident that he will add tremendous value and play a pivotal role in our future successes.”

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016-2025, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.